Exhibit 99.1

AITX's RAD-G Ignites Live SARA Pilot Programs

Live Deployments Mark a Major Step in SARA's Rapid Expansion Across the Remote
Video Monitoring Industry

Detroit, Michigan, November 10, 2025 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), a global leader in AI-driven security and productivity solutions, along with its wholly owned subsidiary, Robotic Assistance Devices, Group (RAD-G), today announced that four Remote Video Monitoring (RVM) companies have entered operational pilot programs with SARA™ (Speaking Autonomous Responsive Agent), the Company's multiple award-winning agentic AI platform set to expand the remote video monitoring industry. These pilots represent the next major step in SARA's rapid expansion, moving from signed commitments to live operations across the monitoring sector. These industry first movers are poised to grow market share and margins with the implementation and use of SARA in lieu of traditional monitoring methods.

AITX
Artificial Intelligence Technology Solutions Inc.

RAD
ROBOTIC ASSISTANCE DEVICES GROUP

SARA™

In October, the Company announced that an initial ten RVM clients had signed on to license SARA. The four companies now in operational pilot mode represent the beginning of a series of more than ten active deployments expected to roll out over the next several weeks. Collectively, their networks encompass roughly 100,000 potential monitoring channels that could be transitioned to SARA as performance continues to demonstrate its reliability, scalability, and transformative impact on live monitoring operations.

"SARA has moved from concept to demonstrations to non-disclosure agreements and now to live operational testing," said Steve Reinharz, CEO/CTO of AITX and RAD-G. "These pilots show the industry demand for agentic AI. We're moving fast and setting a new standard the rest of the industry will have to chase."

These initial pilots represent only a fraction of the opportunity ahead. The global Remote Video Monitoring market is estimated to encompass more than five million active monitoring channels, and SARA's growing footprint positions RAD-G at the center of that transformation. As additional monitoring clients prepare to begin their own pilot and deployment phases, the Company expects to announce further rollouts and measurable results that reinforce SARA's expanding role as the industry's preferred AI platform for live video monitoring.

About Artificial Intelligence Technology Solutions, Inc. (AITX) and RAD-I

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD-I), is redefining the nearly $50 billion (US) security and guarding services industry[1] through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD-I solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD-I delivers these cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, which is a formal, independent audit that evaluates a service organization's internal controls for handling customer data and determines if the controls are not only designed properly but also operating effectively to protect customer data. This audit reinforces the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD-I is led by Steve Reinharz, CEO/CTO and founder of AITX and all RAD subsidiaries, who brings decades of experience in the security services industry. Reinharz serves as chair of the Security Industry Association's (SIA) Autonomous Solutions Working Group and as a member of the SIA Board of Directors. The RAD-I team also draws on extensive expertise across the sector, including Mark Folmer, CPP, PSP, President of RAD-I and Chair of the ASIS International North American Regional Board of Directors, Troy McCanna, former FBI Special Agent and RAD-I's Chief Security Officer, and Stacy Stephens, co-founder of security robotics company Knightscope. Their combined backgrounds in security industry leadership, law enforcement, and robotics innovation reinforce RAD-I's ability to deliver proven, practical, and disruptive solutions to its clients.

RAD-I has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD-I expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD-I, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/